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                                   EXHIBIT 14

                      SECOND AMENDMENT TO OPTION AGREEMENT


     THIS SECOND AMENDMENT TO OPTION AGREEMENT (this "AMENDMENT") is made and entered into as of the 7th day of January, 1997, by and between PHILLIPS & ANDRUS, LLC, a Colorado limited liability company (the "COMPANY") and Bedford Capital Financial Corporation, a corporation organized under the laws of Liberia ("BEDFORD").


                                    RECITALS

     A. The Company and Bedford entered into that certain Phillips & Andrus, LLC Option Agreement dated July 26, 1995, as amended by that certain First Amendment to Option Agreement dated October 15, 1996 (collectively, the "OPTION AGREEMENT") pursuant to which the Company granted Bedford an option to purchase 235,000 shares of the common stock of PMC International, Inc., a Colorado corporation ("PMCI") owned by the LLC.

     B. The Company and Bedford now desire to amend the Option Agreement as more fully set forth below.


                                    AGREEMENT

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Bedford hereby agree as follows:

     1. DEFINITIONS. Except as specifically defined herein, defined terms shall have the same meanings as set forth in the Option Agreement.

     2. CONSENTS. Bedford hereby consents to (i) the assignment and assumption of the Option Agreement, as hereby amended, to and by KP3, LLC, a Colorado limited liability company ("NEW LLC"), (ii) the sale of the Reserved Shares to New LLC and (iii) the pledge of the Option Shares to secure the New LLC's obligations in connection with any Permitted Indebtedness (as defined below).

     3.   AMENDMENTS.  The Option Agreement is hereby amended as follows:

          (a) Section 1(a) is hereby amended by inserting the word "outstanding" immediately prior to the words "options granted" in the last sentence of such subsection.

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          (b)  Section 1(c) is hereby amended by deleting the words "of even date herewith" and inserting "December 24, 1996" in lieu thereof.

          (c) Sections 2, 3, 4 and 5 are hereby deleted in their entirety and the following is inserted in lieu thereof:

     "2. PAYMENT OF PERMITTED INDEBTEDNESS. Immediately upon the Closing by Bedford of the Option, the Company shall cause the funds representing the Purchase Price to be applied to payment of the Geman Note or any other Permitted Indebtedness (as defined below) which encumbers the Option Shares."

     "3. DEFAULT IN PAYMENT OF PERMITTED INDEBTEDNESS. Upon receipt by the Company of a notice of default of its obligations under any Permitted Indebtedness (as defined below), the Company shall immediately give the Bedford notice of such default. In the event that the Company shall default in its obligations under any Permitted Indebtedness, Bedford shall be entitled to cure such default, if and to the extent, the Company and/or PMCI fails to do so within any applicable time periods set forth in the documentation related to the Permitted Indebtedness. If Bedford provides funds with which to cure a default in the payment of principal and interest, it shall be entitled to receive any shares of PMCI Stock which are released from the applicable pledge agreement by reason of such payment or performance or shall be deemed to have loaned the amount of such payment to the Company in the event that no PMCI Stock is released from the pledge agreement as a result of such payment, as in the case of the payment of an installment of interest."

     "4. RESTRICTIONS ON BUSINESS ACTIVITIES. The Company hereby represents and warrants that its sole business activity is limited to its holding of PMCI Stock (i) for transfer to Bedford, William L. Atkinson, Apex Investment Fund, Ltd., Canmerge Consultants, Ltd., Devonshire Trust and Stradwick Investments Canada, Ltd., each of which has been granted


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          options to purchase PMCI Stock, (ii) for sale to third
          parties, and (iii) for distribution to the members of the Company. The Company hereby covenants and agrees that unless and until the Option is exercised and closed or expires,
          (a) notwithstanding the foregoing, it shall not sell the Option Shares without the prior written consent of Bedford and (b) it shall not engage in any other business activity or acquire any assets other than the PMCI Stock (or such assets as are necessary to pay the Permitted Indebtedness (defined below) and to administer and consummate the transaction described above with respect to the PMCI Stock)."

     "5. RESTRICTIONS ON BORROWING. While the Option is outstanding, the Company shall not incur any indebtedness except as necessary to facilitate payment of (i) the Geman Note, (ii) indebtedness incurred to pay interest on the Geman Note, (iii) any indebtedness incurred to repay principal under the Geman Note ("SUBSTITUTE INDEBTEDNESS"), (iv) any indebtedness incurred to pay interest on the Substitute Indebtedness and (v) any indebtedness incurred as a result of refinancing of the Substitute Indebtedness, provided the indebtedness incurred in connection with such refinancing does not exceed the principal and interest outstanding under the Substitute Indebtedness (collectively, the "PERMITTED INDEBTEDNESS"). Any Permitted Indebtedness or obligations relating to Permitted Indebtedness that are secured by the Option Shares shall provide for the release of the Option Shares from the pledge relating thereto upon application of the Purchase Price to the Permitted Indebtedness."

     4. NO FURTHER AMENDMENT. Except as amended and modified by this Amendment, the Option Agreement remains unmodified and in full force and effect as of the date hereof.

     5. COUNTERPARTS; FACSIMILE SIGNATURES. This Amendment may be executed in one or more identical counterparts, each of which shall be deemed an original, and all of which when taken together shall constitute one and the same instrument. Signatures


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by facsimile transmission shall constitute the due and valid execution of this Amendment by the parties.

     IN WITNESS WHEREOF, this Amendment has been executed by the parties as of the day and year first set forth above.


                                 PHILLIPS & ANDRUS, LLC, a Colorado limited liability company



                                 By:  /s/  KENNETH S. PHILLIPS
                                 --------------------------------------------
                                     Kenneth S. Phillips, Manager



                                "BEDFORD"

                                BEDFORD CAPITAL FINANCIAL
                                CORPORATION, a corporation organized
                                under the laws of Liberia



                                 By:  /s/  J.M. NEVIL THOMAS
                                 --------------------------------------------
                                 Title: Assistant Secretary







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